Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Trustmark Corporation:
We consent to the use of our reports as follows, which are all incorporated herein by reference:
•	Report dated February 26, 2009, except for Note 19, as to which the date is November 30, 2009, with respect to the consolidated balance sheets of Trustmark Corporation and subsidiaries (the Corporation) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, included in the Corporation’s current report on Form 8-K filed November 30, 2009. Our report refers to the Corporation’s 2008 change in accounting for fair value measurements, and in 2007, its change in accounting for uncertainty in tax positions, and in 2006, its change in accounting for defined benefit pension and postretirement benefit plans.

•	Report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, included in the Corporation’s annual report on Form 10-K filed February 26, 2009.
In addition, we consent to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Jackson, Mississippi
November 30, 2009